UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Archipelago Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Filed by Archipelago Holdings, Inc.
Pursuant to Rule 14a-12 under the Securities
Exchange Act of 1934

Subject Company:
Archipelago Holdings, Inc.
(Commission File No. 001-32274)

ARCHIPELAGO LLC

Host:  Gerald Putnam

October 6, 2005/3:00 p.m. CDT

ARCHIPELAGO LLC

October 6, 2005

3:00 p.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the OTC Proxy Review conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. As a reminder, this conference is being recorded today, October 6, 2005. I would now like to turn the conference over to our host, Kevin O’Hara, General Counsel of Archipelago Holdings. Please go ahead.

K. O’Hara

Thank you. Hello, I’m Kevin O’Hara. We’re going to take you through a little bit of an adventure today. Hopefully you all have a proxy and a voting agreement in front of you, and probably some or most of you are scratching your heads, asking what this all deals with, and does it have something to do with the close of the Archipelago PCX deal.

Unfortunately, I’m going to take you through some legalese today, but also fortunately, because I wear a couple of hats here at ARCA, I’m going to be able to translate this into, hopefully, some business language and some plain English, so folks can understand and be able to take it to others and communicate it to others, so that everyone clearly understands this.

Let me just tell you who’s on the phone with me here.  Matt Gelber is on. Matt’s the newly-minted President of PCX.  As well, Katherine Beck, who was the former General Counsel of PCX is on the phone; maybe some of you are familiar with her.  She was very instrumental in helping us get this deal done, and some of the work we’ve done down at the SEC.  As well, Alan Konevsky, one of those expensive lawyers from Sullivan & Cromwell, is on the phone, who was also instrumental in helping put this document together and working with us at the SEC.  Also Cindy Lance, an attorney here in Chicago; and finally, Shelly Barney, who works in many areas, but for purposes of this, for shareholder and member services.  I’m going to give you all contact numbers and names if you have questions after this.

First things first: The PCX/Archipelago deal has closed. It closed on September 26th. If any of you are shareholders of PCX, you should have –

and this is completely unrelated to what we’re going to talk about – but you should have received a transmittal letter from ComputerShare asking you where to wire or send a check of proceeds in connection with your tendering of your shares.  Again, the deal has closed, and this is more an appendage to the deal, so if people are wondering if this has something to do with deal-close issues, it doesn’t.

Secondly, what this does have to do – and I’m going to have to give you a little bit of history here, because this will help put that proxy and voting agreement in context.  So back in 2000, Archipelago closed a deal with the Pacific Stock Exchange, and in that transaction, we essentially – that is, Archipelago – bought the equities business from PCX.  PCX continued to run its options business and did all the regulation of Archipelago’s equities business.  PCX retained the SRO license, so that’s step one.

So we then launched, actually in 2002 and 2003, we launched ARCA-X, where we traded equities as part of our deal with PCX.  In 2004, Archipelago went public on August 12th, and as part of that process, in working with the SEC, both the Corporate Finance Division and Market Regulation, there were policy decisions made by the SEC and the staff – the commissioners and the staff – that in the context of a public company, they wanted to impose certain concentration limits – i.e., poison pills – on Archipelago in connection with its going public; and the public policy thinking was something like, with registered entities, such as yourselves on the phones, so OTP’s or ETP’s, broker-dealers, they did not want them having too large an ownership position in, or a control position, of the exchange, if you will.

These are policy decisions you can argue about, but these are decisions that the SEC took, and therefore some of the things that you see in this proxy agreement applying to our equities exchange, and ETP firms and ETP holders, was input in our corporate charter – that is, Archipelago Holdings’ corporate charter – back in 2004, as part of our IPO process.

Let’s go forward:  We just closed our transaction with PCX.  In that transaction, we bought the rest of PCX; that is, the options business and the SRO license.  Again, going back to these policy decisions that the SEC was thinking about over the last couple of years, they wanted to impose this similar concentration limit and all types of other things that we won’t have to go into because it doesn’t impact you, on the OTP holders as well, and the OTP firms.

Now, we could have input this into our charter, and there would have been no issues and we wouldn’t be on the telephone right now.  But for purposes of speed, to get the deal done, the SEC said, hey, instead of making you put these provisions in your charter, we’ll allow you to put them in your bylaws.  And not knowing who exactly is on the phone, the difference between charters and bylaws, I guess the analogy is the Constitution of the United States versus Congress making laws.  It’s hard to put things in the Constitution and change things; it has more import than actually statutes passed by Congress.

In this case, the SEC said, because we’re allowing you to put these things in your bylaws – and bylaws are, in their view, and correctly so, you can change them more easily; i.e., you don’t have to go to your shareholders, you can just change them through board of director actions – and we are nervous, not about ARCA, but we want to make sure that these limits stay what they are.  You are going to have to go out to these OTP’s, OTP holders and OTP firms that are not ETP’s – and we’ll get into more detail on this – and make them sign a voting agreement, which is in front of you, which is described in the proxy – if, and only if, you or your associated persons – and we’ll get into that definition – own Archipelago stock.

So again, when we talk about, you’ve seen these 20% concentration limits in Archipelago; that is you owning stock in Archipelago.  If you do not, nor do your associated persons – which we’ll get into that definition later—own Archipelago stock, nor will you in the future, I don’t want you to hang up, because we still want to educate you; but this is not germane or really relevant to your situation, although please stay on the phone because we want to educate you.

That’s sort of the top-line story, and now I’m going to drag you through a little bit of legalese along the way.  So now I’m going to read from a little bit of a script.  The subject matter of the proxy and its related materials results from our negotiations at the SEC, as I mentioned earlier.  As a result, the SEC has required the PCX to adopt new rules, so not only is there a voting agreement on these issues, but there’s actually a PCX regulatory rule on this.  So as members of PCX, they have jurisdiction on you in connection with these rules; and what we’re talking about today is in a PCX rule that encapsulates this.

Under the new PCX rules, OTP firms and OTP holders and their associated persons, one, may not own shares of Archipelago stock – our symbol is AX – representing more than 20% of the outstanding

Archipelago votes. Our market cap, of the top of my head now, is, rough and tough, a billion nine, a billion eight, something; so that’s a huge position, and that’s a lot of money.

Number two:  may not vote shares of Archipelago stock representing more than 20% of the outstanding Archipelago votes.  So the first point has to do with equity ownership; the second only has to do with votes.  Three:  May not agree with any party to withhold their vote with respect to shares of Archipelago stock where the effect would be to enable any person to vote more than 20% of the outstanding Archipelago votes.  Four:  Must authorize Archipelago to vote their shares of Archipelago stock which are in excess of the 20% voting limitation.  And five:  Must vote or authorize Archipelago to vote their shares of Archipelago stock in favor of certain amendments to the Certificate of Incorporation of Archipelago Holding, which incorporates these ownership and voting limitations.

Let me just take a step back and go through each of these once.  If your firm is an ETP, registered as an ETP, and you are an ETP holder on this phone call, and your associated persons do not – and you don’t own Archipelago stock, this will not be relevant to you.  So again, the universe of people that we’re attempting to get – and this gets a little complicated, so we can take our time and during the Q&A – is OTP firms that are not ETP firms, or OTP holders, individuals, natural persons, that are not ETP holders; and the fact that you own Archipelago stock.  So if you are – better said – if you are an OTP holder firm or if you’re an OTP holder and you do own Archipelago stock, you may not own shares with you and your associated persons of Archipelago stock representing more than 20% of the outstanding shares.  As I said, it’s an enormous amount.  No one even comes close to that today – or actually, I shouldn’t say that.  We have one previous owner that does meet that, but there are not many that are close to it.

Number two, you can’t vote shares, so if you ever did get to above 20% for a certain reason, which you shouldn’t do, but you could never vote more than 20%.

Three, if you did go over 20%, you’d have to authorize to us that Archipelago would vote the shares over 20%.  Actually, I skipped down to four.  Five is we’re talking about you giving us authority to vote – or you’re going to vote in favor of us moving from the bylaws at a certain time in the future, whether it’s our New York transaction or our next annual meeting, that we would move these provisions that I mentioned are in the bylaws up to the charter, which is where our ETP concentration limits are handled.

Then back to point three, which is a little less relevant, but – may not agree with any other party to withhold their vote with respect to shares of Archipelago stock where the effect would be to enable any person to vote more than 20% of the outstanding shares.

Now, I’ve said a lot here and I still have a few more things to go through.  I’m going to stop now, because I think it’s probably a good point to ask for a little bit of Q&A, if anyone has any Q&A or questions.  Does anyone have any questions at this point?  Operator, do you have anyone queued – you probably haven’t queued anyone up at this point for that?

Moderator	One moment, please. Our first question comes from the line of Felicia Smith from Prudential Equity Group. Please go ahead.

F. Smith	I think this is a very helpful call –

K. O’Hara	Are you confused? Did I confuse you more?

F. Smith	No; you haven’t gotten there yet. What I want to just clarify: I hear about the aggregation rules that our associated persons –

K. O’Hara	Right.

F. Smith	— and our officers and directors will need to sign these various documents. How extensive is that? I mean, obviously –

K. O’Hara

The associated – and the lawyers on the phone that dealt with this, it’s extremely extensive.  It essentially covers everyone in your entire firm save for sort of clerical/administrative folks.  So if part of Pru – if you have 20,000 people and 3,000 of those that are admin/clerical types, it covers the balance of 17,000.

F. Smith

Okay.  Let me just ask it on a more – how shall I put it? – granular level.  If you’re talking about – well, is this just persons who are registered representatives who trade on the PCX, or are you talking all of our registered representatives?

K. O’Hara	You are talking about – okay, so let me ask you this: Is Prudential an ETP—is it a registered ETP firm today? Have you registered? Do you have an equity trading permit with PCX?

F. Smith	We do. We do have a trading permit.

K. O’Hara	Okay. And I’m going to also guess you have – because you’re on this call, you’re also an OTP firm as well; you’re registered from that standpoint as an option – you have an options trading permit?

F. Smith	We probably do.

K. O’Hara

So that’s good news. I mean, from that standpoint purely, the firm wouldn’t have to sign this agreement, okay? Now, if we go downstream to your traders, are they registered as equity – is there segregation between who trades – I’m going to guess there are – between who trades on an equities desk and who trades on an options desk there?

F. Smith	We have persons who do options trading, and that group of persons handles all the options transactions.

K. O’Hara	Okay, and perchance – and maybe you don’t know this – are they also registered as equities traders as well, too, with the PCX, so do they –

F. Smith

I don’t know. I’m just asking on a more global level, because I need to understand if I have to explain to people that they have to sign this agreement and they have to receive a proxy; because I’m trying to get a sense of you talking about our most senior officers, who in fact would be listed on RBD, or are you talking about – everybody?

K. O’Hara

Yes; it can potentially go – it goes down to – it’s not only the firm, so someone who has officer authorization to sign on behalf of the firm. But I’m going to guess that you probably don’t have to do that, because you’re both registered as an ETP and an OTP firm. As you go downstream to your traders, I’m going to guess that your options traders, maybe some of them are also equities traders or have an ETP registration. But I’m going to guess – and it’s a pure guess – that a lot of them don’t, so they’re just OTP holders, okay?

In that case, if them individually or the firm – and we can certainly check through our transfer agent, etc., although it could be owned in street name, is if the firm owned Archipelago stock, or there were associated – and we can get into this “associated” definition where there’s ownership of Archipelago stock – those OTP holders, that is, the traders themselves, will have to sign the voting agreement, as well associated persons who also own Archipelago stock, or if they own Archipelago stock.

F. Smith	So if we have employees who are registered persons and they own Archipelago stock, you’re saying that they would have to sign this agreement?

K. O’Hara

Yes. If the registered persons – and they are not ETP registered, and I’m going to guess that they’re probably not, because I know at these firms there’s usually segregation in trading desks – and they own stock or the firm owns stock, or associated persons own stock, or a sister company owned Archipelago stock, so it’s a pretty extensive view, a scope of universe – they would have to sign these voting agreements.

Again, the voting agreements is just spelling out what’s in the PCX rule and what’s in the proxy and what’s in our charter, these concentration limits, what you can and can’t do; and what would happen if you breached these concentration limits.

F. Smith

All right. I guess it’s a little easier to understand if you’re talking about the board of directors having an ownership; I guess it just doesn’t seem to make a lot of sense that everybody else in the firm who happens to own Archipelago stock is also –

K. O’Hara

It’s a topic that was vigorously discussed with the staff of the SEC, and it was their view, which – again, if we didn’t accept this, ultimately we couldn’t have done the transaction – that it should encompass potentially directors, officers, employees, all the way down to, say, for clerical and administrative. And it was the view of the staff that – I guess a couple of them have worked at some of the larger bolds bracket firms on Wall Street—that this type of an exercise, where compliance or the legal group would reach out to the entire firm on whether there are compliance issues or what have you – that these firms are pretty used to compliance coming out and asking on an ongoing basis to update them if there’s ownership in Archipelago, for instance.

I guess in your case as a public company it would be sort of tied to the compliance of who’s buying and selling your own stock. So that was the review. We really, it was something that was negotiated, and that was the policy view.

F. Smith	Okay. I won’t tarry; I’ll allow other people to ask questions. How do I –

K. O’Hara

Well, yes, and again, please, I understand this is going to take some time on this call, and it’s going to maybe take some time after this call on follow-up, and we’re going to – in fact I’ll give you names and numbers at this point. And let me quickly tell you that for people that own stock as of the close of this date – so if you did actually own Archipelago stock or your associated persons did, as of September 26, 2005, you have 30 days – that is, to October 26, 2005, if my calendar’s right – to actually sign this agreement.

On a go-forward basis – so after the sort of tail end of October – if a firm or an associated person bought Archipelago stock and you’re not an ETP and they’re not an ETP, registered as such, you will have five days, five calendar days, to sign this agreement; and that’s why I tell people now, if you don’t own stock or you’re all ETP’s on the phone where it wouldn’t trigger you to sign this voting agreement today, please don’t hang up; because in the future, because of a purchase of Archipelago stock by you or your associated persons, you may trigger that you have five days to sign the voting agreement.

F. Smith	Okay. Will you be preparing any sort of FAQ that is more succinct, that can be more broadly distributed toward employees who may have an ownership interest –

K. O’Hara

Yes, that’s not a bad idea. You mean, I’m not succinct? No, I think that’s probably a good idea, and we’ve been getting questions over the last several days and we’re kind of hearing the same types of questions, so I think that’s a pretty good idea. Again, everyone should be marking on their calendars, October 26, October 26.

And let me, before I take the second question, let me just give you some names and numbers here. So my name’s Kevin O’Hara, and my telephone number – I’m Kevin@archipelago.com, and my number is 312-442-7146. Cindy Lance, very capable attorney here as well at Archipelago. Cindy is clance@archipelago.com, and her telephone number is 312-442-7632. Katherine Beck, who knows as much about this as anyone, she’s out in San Francisco at 415-393-7936; and finally, Shelly Barney, and Shelly I believe, is sbarney@archipelago.com. Her number is 312-442-7123.

With that, let’s take the second question. Is anyone queued up, Operator?

Moderator	Not at this time.

K. O’Hara

Okay. I think we delved a little bit into the associated person concept, but let me get into that in more detail. So you’re at a firm, right, and so there’s an obligation at the firm level, and then potentially down to the actual traders themselves. So you have an OTP firm down to the OTP holders, which are the traders. Again, depending on whether you’re also registered as an ETP or the holders are, or whether you own Archipelago stock, you may trigger the signing of this voting agreement.

As for associated persons, and as I was mentioning earlier in just the past Q&A, this associated persons definition is extremely broad. If you work for a firm of 10,000 people or 5,000 or 20,000, it could touch on a significant number of persons there. I will give you the legal definition of an associated person, which is in the PCX rule and it’s in the proxy, and it includes, one, any partner, officer, director or branch manager of an OTP holder or OTP firm, or any person occupying a similar status or performing similar functions. Two: Any person directly or indirectly controlling, controlled by, or under a common control with an OTP holder or OTP firm.

So who was – the first one, that’s pretty obvious; it includes a lot of people in your firm. The second one, what is that? That could be a sister company, an affiliate, a partially – a not wholly-owned subsidiary. Again, any person directly or indirectly controlling. Some of you may work for firms that have private equity interests or a private equity arm where you – you probably certain percentages [sic] with other outside owners and that may trigger this. Or three, any employee of an OTP holder or OTP firm, except that this term does not include any person associated with an OTP holder or OTP firm whose functions are solely clerical or ministerial.

So number one, which talks about the officers and directors, yada, yada, yada, and three, which is just a more expansive definition of that – so not only are you talking about the big cheeses in the firm, but you’re also going down to levels of every employee save for those that are solely clerical or solely ministerial. So it would include a lion’s share, I would guess, of many firms.

As I said, the purpose of these rules are to prevent the SEC’s concern regarding OTP holders and OTP firms and the related persons or associated persons from controlling or interfering with our regulatory oversight responsibilities of the SEC and PCX; and again, that’s the policy reason. I’m going to emphasize here, as a result, if at any time you or your firm are required to enter into this ownership and voting agreement but fail to do so as required by rule and by contract, you or your firm will be subject to a suspension of all trading rights and privileges at PCX/ARCA-X. So what that could do potentially is it wouldn’t just affect in this case maybe your options trading, but it could – it’s all trading privileges, so it could affect suspension of equity trading as well, too.

So as I say, this is pretty serious stuff. It’s relatively complicated. It may take a couple of telephone calls to work through it. The people on this end of the phone do understand it; it was months and months in the making and we’ve been sort of living this thing for a couple years with our IPO; so at this point again I’ll ask if there’s any more Q&A. Anyone else queued up, Operator?

Moderator	I do have Dave Salem, sole proprietor. Please go ahead, sir.

D. Salem

Thank you very much for entertaining my question. I guess it’s a little – I am, as mentioned a sole proprietor. I have a – on the Pacific Exchange. I just trade in my pit, and I have obviously an OTP, an options trading permit, and I own some Archipelago stock in my retirement account.

K. O’Hara	Okay, are you also – is the firm registered as an ETP?

D. Salem	No. So I’m assuming that I have to sign this and send it in to you.

K. O’Hara	Yes. When did you – just for the sake of argument – when did you buy your position in Archipelago?

D. Salem	On the IPO.

K. O’Hara	Oh, okay. Yes, the answer is yes. And since – it’s a little easier with this associated person; so you’re the only person at your firm?

D. Salem	That’s correct.

K. O’Hara

Okay, well, that’s pretty simple. And then the only other thing that may impact you is this associated persons definition. Do you have any other affiliates? Do you and any other partnerships you control and direct or not, in other firms that may own Archipelago stock? That’s one question. And I guess something I was remiss in mentioning – and this is sort of 13D and 13G concepts in the 34 Act – is if any of you on the phone or any of your firms have written, tacit, oral agreements with others, where you agree to own and vote shares of Archipelago as part of an agreement, that this would also capture that.

So, Dave, for you, if you had a friend and you said hey, let’s sort of get together and you buy some and I’ll buy some and we’ll own it and vote it together, that would also capture your friend as well too.

D. Salem	I see. I think that settles the question. Now, if I also had an ETP, then this would no longer –

K. O’Hara	Here’s how it goes: So you as the person that are doing your own trading, you’re signing as principal on behalf of the firm, and you’re also a holder, so you’re a legal person and a natural person?

D. Salem	Legal and natural.

K. O’Hara

Right. Well, the legal entity is the firm, right? It’s not a person. You’re holding the licenses, you’re the principle there. And you’re also the trader, who’s the individual, so you’re a natural person as well, too. You would have to sign two agreements. So you’re going to sign on behalf of the firm, and you’re going to sign on behalf of the – yourself as the individual.

If the firm were an ETP as well, but you as the holder or the individual were not an ETP holder, the firm wouldn’t have to sign, but you as the individual would. But if you, as well, were registered as an ETP holder, you wouldn’t. And again, the idea here is – you’re probably scratching your head, why all this – because this ETP language is up in our charter, these concentration limits, and the SEC said, in order for you guys to change that, you’d have to go out to your shareholders and you’d have to come to us, and yada, yada, yada; and therefore we feel comfortable with that.

It’s just that this OTP language temporarily is down at the bylaw level. You guys could change that through a board resolution, so we want this extra precaution of you guys go out and sign these voting agreements, where it’s relevant to people.

D. Salem	Okay, now it’s starting to make a little bit more sense, and I do appreciate that.

K. O’Hara	Oh, okay.

D. Salem	Thank you very, very much.

K. O’Hara	Sure. Again, if you have any questions, you’ve got numbers, you’ve got e-mails. So, okay, Operator, anyone else queued up?

Moderator	There are no further questions at this time.

K. O’Hara

Let me – I’m not the smartest guy in the world, so there are a couple other lawyers on the phone. Alan Konevsky, who’s with Sullivan & Cromwell, Alan, is there anything else you’d like to add or I missed or – worth saying at this point?

A. Konevsky

No; I think I’d like to highlight one point, I guess, and it’s one that you raised earlier in response to the first question, but it’s an important one; and that is, if an OTP firm is also an equities trading permit holder, then it does not need to go out and survey its potential associates as to whether or not they own Archipelago stock or are party to any sort of a voting agreement with respect to Archipelago stock. That duty only arises if the options permit holder is not an equities permit holder, and is consequently subject to these rules. And I think that might reduce the burden for a significant number of those who are on the phone who might otherwise be subject to this.

K. O’Hara	Good point, good point. So if a firm itself signs up or registers as an ETP, the fairly onerous burden tied to the associated person analysis becomes much less so, or is eliminated.

So again, and I would think at some of the bigger firms on the phone, that you probably registered the firm itself as an OTP and an ETP firm, but as you go downstream to the individuals, again, my understanding on how these trade desks work, that you’re probably – some individuals are ETP’s and some are OTP’s. In that case, and where there is ownership of Archipelago stock, upstream or downstream with associated persons, those OTP holders will have to sign agreements. Not the firm, but the individuals.

A. Konevsky

That’s right, and that’s another sort of very important point and I think it’s sort of at the center of it; and that is sort of the obligation to enter into these agreements are separate and independent for the OTP firms and for each OTP holder.

K. O’Hara	Holder, yes.

A. Konevsky

And the fact that the OTP firm might be an equities permit holder does not absolve that trader, who in his own name is also an OTP holder, from responsibility for determining if he or she needs to sign this afternoon, and whether his or her associates need to sign this afternoon.

K. O’Hara

That’s correct. So the analysis at the firm level and the individuals, and depending on what comes of that, and ownership of Archipelago stock today or in the future, you may have to go out to associated persons and pick up the burdens of doing that analysis, and doing it on a fairly constant basis. Because again, if there’s ownership of Archipelago stock and you’re not signed up to give you ETP protection, you’re going to need to sign these agreements – after late October, you have five days to sign these agreements, and you’d become subject to the PCX rule that says you could potentially be – you’re suspended from trading equities and options because of a violation of the PCX rule.

Anything else? Operator, any other Q’s?

Moderator	You have a question from Jake Shaefer with Citigroup. Please go ahead.

J. Shaefer	A quick question for you: What’s your definition of a firm? The reason I’m asking the question is –

K. O’Hara	Sure, it would be a registered broker-dealer, so you’d be down in Washington, D.C. signing up as a broker-dealer, and you’d be registered – you’d be also registering as a firm with the PCX.

J. Shaefer	All right. But –

K. O’Hara	So you would have gotten – we filed appropriate papers and you would have gotten an ETP or an equity trading permit or an options trading permit from the PCX.

J. Shaefer

All right. We have one BD that solely holds all the OTP’s, and we have another broker-dealer that does have an ETP. But they’re not wholly owned, but they are affiliates. Does that absolve us from having to have all the traders sign this?

K. O’Hara	No. I think – and let me just do this – so you’ve got a holding company, right, and then down – you’ve got a couple wholly-owned subs which are separate broker-dealers, one that probably has the options business and one has the equities business?

J. Shaefer	That’s correct.

K. O’Hara

For those – I would – in fact I think I’m 100% sure on this as I think of it—is that options firm, that BD, would have to sign on behalf of the firm, and those OTP holders, those traders, would also have to sign, if and only if upstream, downstream, or associated persons own Archipelago stock.

A. Konevsky	Also, they would have to go out and make an inquiry as to their associates, as to –

K. O’Hara

Right, that’s the associated persons, yes. So upstream, downstream, associated persons; and that inquiry would include not only all the employees of the whole place, but as I say, sister companies, affiliates. Or if you were in some type of voting agreement with someone, concepts that sort of tied into 13D concepts and 13G concepts.

J. Shaefer	We’re talking about multitudes of thousands of people.

K. O’Hara

You know what, I understand it’s highly onerous. We just weren’t – the SEC said that this was the way it was going to be, so we had to live with it. Again, it was their view, based on some of them having worked in large bolds bracket firms that they said that although onerous, there are other situations where these firms have to maintain constant vigilance and, on an issue – my guess would be on like trading a Citicorp stock, it would be something similar.

J. Shaefer	All right. What if the BD that basically has all the OTP’s, what if they go get an ETP?

K. O’Hara	That does solve it. So if you get an ETP license there, and the individuals downstream, the traders, get ETP licenses –

J. Shaefer	Or sign the agreement; that basically you’d limit your population to actually the OTP holder traders.

K. O’Hara	If the firm got the ETP?

J. Shaefer	Yes.

K. O’Hara	But the OT – downstream, you’re saying they did not get ETP’s?

J. Shaefer	Yes.

K. O’Hara	Okay. So you’d still have associated person issues.

J. Shaefer	All right, but would the associated person issue bleed over into the other BD?

K. O’Hara	Let me just clarify with Alan on the phone: these would be associated persons of the individuals, Alan, not the firm?

A. Konevsky

Yes, right. Let me just break it down a little bit. If the OTP firm was to go out and also get an ETP license, then the OTP firm would be removed from this universe, and the only entity that would be left would be the individual traders that are also OTP holders and their respective associated persons.

K. O’Hara	Persons, which again could be a pretty large universe.

J. Shaefer	Yes, but it takes it down from, we’ll say 12,000 traders to 60.

A. Konevsky	That is correct, and I think presumably, back to the universe of associates of each of these persons would be much smaller than it is for Citigroup.

K. O’Hara	That’s correct.

J. Shaefer	Okay. Thank you very much.

K. O’Hara

And again, in going forward, so whether we ultimately – whether we have an annual meeting or we close our New York merger deal, which will cause us to reconstitute charters, this will all be taken care of at that time. So at some point in the first half of o2006, all these issues will go away. So again, marking on your calendar is sort of October 26 important on a go-forward; if there’s triggers, you have five days from the date of these triggers after October 26. And all of this, all of these issues should be resolved and you wouldn’t have to think about it, and you could shut down the compliance on it once we change charters, whether it’s at our annual meeting next year in ‘06, or the New York deal is closed, which ever comes earlier.

A. Konevsky	Obviously subject to SEC approval.

K. O’Hara	Yes, subject to SEC approval.

J. Shaefer

I was just trying to figure out what would be the best way, because just the sheer number of signatures that we would have to collect between now and October 26th – if we include the whole population of traders, is going to be pretty onerous.

A. Konevsky	Also keep in mind that the only entities that will have to sign this would be the ones who either own Archipelago or are parties to any sorts of voting arrangements or agreements.

J. Shaefer	I can guarantee you that the large broker-dealer at Citigroup owns ARCA stock, and CBMI probably owns ARCA stock.

A. Konevsky	All right, so that’s two signatures, and then I guess the issue is going out and asking each of their associates as to whether or not they own stock.

K. O’Hara	Yes, but you’d go downstream from there, Alan, to those traders, those OTP’s at that point?

A. Konevsky	I agree. I think the issue that you mentioned earlier, that is, if the OTP firm was to pick up an equities license, that would ease the compliance function, I think, to a substantial extent.

K. O’Hara

I mean, and I want to be careful here, and I would defer to Katherine on sort of when we use the term “picking up” an ETP license. I mean, Katherine – so when somebody registers to become an ETP, do they have to use it, or is it sort of just parked there, or can you just opine on that?

K. Beck	Yes. People get equities trading permits and then sometimes they trade, sometimes they don’t. There are fees associated with that; and for the DEA, there are DEA fees and other fees –

K. O’Hara	And Katherine, roughly how long does it take – and we won’t even get into sort of preparing paperwork – but once paperwork, proper paperwork is filed, how long does it take to get that approval?

K. Beck

Yes; Shelly and I are sitting here talking with each other. It’s fairly quick, especially with a broker-dealer firm that’s already an OTP firm. So we can process that pretty quickly; it can be done within a couple of weeks or sooner.

K. O’Hara

One other question, Katherine: In talking to your customers over the years, how long in sort of the preparation side of – at the firm, getting the right paperwork together? Not the PCX approval process, but how long roughly does it take a firm to get the paperwork together? Do you have an idea on that?

S. Barney	It’s pretty simple. I mean, I can give you a call or you can call me and I can walk you through the paperwork.

K. O’Hara	And that’s Shelly speaking.

S. Barney	Yes, Shelly.

K. Beck	Yes, especially if you’re already an OTP firm, it’s going to be pretty easy.

K. O’Hara

So just to be really precise here, for the purposes of meeting the compliance, we talked about the associated persons – the Citigroup BD that’s on the option side could just go out and get an ETP really for the purpose of solving this problem? You see that as okay, Katherine?

K. Beck

Yes; I mean, we’d have to look at the rules to see if there was – we’ll have to revisit that, I think. But I can’t think of a rule that requires them to actually affect equities trades. So I think, just off the top of my head, I think that’s probably okay, and I’ll just double-check that, but I’m pretty sure.

K. O’Hara	Jake, are you still on, or –

J. Shaefer	Yes. I’ll follow up.

K. O’Hara	Okay. So I mean, do you have any other questions, Jake, or does that help at all?

J. Shaefer	No, I was just trying to get a handle on how large of an issue we have.

K. O’Hara	Got you.

J. Shaefer	All right, thank you.

K. O’Hara	Sure. Anyone else in the queue, Operator?

Moderator	Not at this time.

K. O’Hara

We’ll give folks about 30 seconds and I guess we can wrap it up. So again, my name’s O’Hara, Kevin; and my number, 312-442-7146; Kevin@archipelago.com. Cindy Lance: clance@archipelago.com, 312-442-7632. Katherine Beck: 415-393-7936. And Katherine, your e-mail is still the Pacific Exchange e-mail?

K. Beck	That’s correct.

K. O’Hara	So it’s kbeck@pacificex.com. And finally Shelly, Shelly Barney, who is at 312-442-7123, and Shelly’s e-mail is sbarney@archipelago.com. SO with that, no questions in the queue there, Operator?

Moderator	That is correct.

K. O’Hara	Okay. Anyone want to add anything? I guess that’s it. Alan? No?

A. Konevsky	I think we’re fine for now.

K. O’Hara	Okay, great. Thanks for attending, and we’re here to answer questions, so we’ll be hanging by the phones. Thank you. Goodbye.

Archipelago filed a Proxy Statement with the Securities and Exchange Commission (“SEC”) on September 26, 2005 regarding the matters discussed in this document.    OTP HOLDERS AND OTP FIRMS (AS DEFINED IN THE RULES OF THE PACIFIC EXCHANGE, INC.), AND THEIR RESPECTIVE “ASSOCIATED PERSONS” (AS DEFINED IN SECTION 3(A)(18) OF THE SECURITIE SEXCHANGE ACT OF 1934, AS AMENDED) (THE “OTP ASSOCIATES), ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY ARCHIPELAGO WITH THE SEC REGARDING THE MATTERS DISCUSSED IN THIS DOCUMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement as well as other filings containing information about Archipelago, at the SEC’s website (http://www.sec.gov) as they are filed with the SEC. Copies of the proxy statement can also be obtained, without charge, by directing a request to Archipelago, Attention: General Counsel, 100 S. Wacker Drive, Suite 1800, Chicago, Illinois 60606 or calling (312) 442-7146.

Archipelago and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from OTP Holders, OTP Firms OR OTP Associates with respect to the matters discussed in this document.  Information regarding Archipelago’s directors and executive officers is available in Archipelago’s proxy statement for its 2005 annual meeting of stockholders, dated March 31, 2005.